SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT effective as of the last date on the signature block, to the Custody Agreement, dated as of January 8, 2018, as amended June 25, 2018 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Exhibit A hereto, as maybe amended from time to time (each a “Fund” and collectively the “Funds”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the CrossingBridge Ultra-Short Duration Fund and the CrossingBridge Responsible Credit Fund and to remove the CrossingBridge Long/Short Credit Fund; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK, NATIONAL ASSOCIATION

By: /s/ John P. Buckel	By: /s/ Anita Zagrodnik
Printed Name: John P. Buckel	Printed Name: Anita Zagrodnik
Title: President	Title: Senior Vice President
Date: 6/29/21	Date: 6/29/21

EXHIBIT A

to the Trust for Professional Managers Custody Agreement

Fund Names

Name of Series

CrossingBridge Low Duration High Yield Fund
CrossingBridge Ultra-Short Duration Fund
CrossingBridge Responsible Credit Fund